Exhibit 99.1

TIDEWATER ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

HOUSTON // November 15, 2018 – Tidewater Inc. (NYSE: TDW) (“Tidewater”) announced that, following the successful completion of its business combination with GulfMark Offshore, Inc. (“GulfMark”) earlier today, Quinn P. Fanning has stepped down from his position as Tidewater’s Chief Financial Officer. Tidewater’s board of directors has appointed Quintin V. Kneen, who served as President and Chief Executive Officer of GulfMark prior to the business combination, as Tidewater’s Executive Vice President and Chief Financial Officer. While these changes are effective immediately, Mr. Fanning will continue to serve Tidewater for a period of time in order to ensure an orderly transition.

Tidewater’s President and Chief Executive Officer, John Rynd, commented, “Quinn has been a key member of the Tidewater executive management team for many years. His hard work, perseverance and intellect were critical to Tidewater’s ability to negotiate a consensual pre-packaged Chapter 11 restructuring with our creditors, thus establishing the foundation for consolidation and growth that we are on today. His significant efforts, energy and leadership also helped us to successfully complete the business combination with GulfMark. Tidewater appreciates Quinn’s many contributions and wishes him great success in his future professional endeavors. We will work with Quinn to determine an appropriate transition timetable with Quintin.”

Mr. Rynd continued, “We very much welcome Quintin to the management team. As President and Chief Executive Officer of GulfMark, Quintin navigated that company through its own pre-packaged Chapter 11 restructuring. Along with GulfMark’s board of directors, Quintin led GulfMark through the critical process of determining the most appropriate merger partner to enable GulfMark to capitalize on its impressive financial and operating position. We are confident that his strong financial professional background and leading executive experience will benefit Tidewater for years to come.”

About Tidewater

Tidewater owns and operates the largest fleet of Offshore Support Vessels in the industry, with over 60 years of experience supporting offshore energy exploration and production activities worldwide.

Contacts:

Tidewater Inc.

Jason Stanley, Director, Investor Relations, +1-713-470-5292

Tidewater Inc.  |  6002 Rogerdale Rd., Suite 600  |  Houston, Texas  |  77072 USA

FORWARD-LOOKING STATEMENTS

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Tidewater notes that certain statements set forth in this presentation provide other than historical information and are forward looking. The unfolding of future economic or business developments may happen in a way not as anticipated or projected by Tidewater and may involve numerous risks and uncertainties that may cause Tidewater’s actual achievement of any forecasted results to be materially different from that stated or implied in the forward-looking statement. Among those risks and uncertainties, many of which are beyond the control of Tidewater include, without limitation the anticipated synergies with respect to the combination of Tidewater and GulfMark; fluctuations in worldwide energy demand and oil and gas prices; fleet additions by competitors and industry overcapacity; customer actions including changes in capital spending for offshore exploration, development and production and changes in demands for different vessel specifications; acts of terrorism and piracy; the impact of potential information technology, cybersecurity or data security breaches; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, especially in higher political risk countries where we operate; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in law, economic and global financial market conditions, including the effect of enactment of U.S. tax reform or other tax law changes, trade policy and tariffs, interest and foreign currency exchange rate volatility, commodity and equity prices and the value of financial assets; and enforcement of laws related to the environment, labor and foreign corrupt practices. Readers should consider all of these risk factors, as well as other information contained in Tidewater’s form 10-Ks and 10-Qs.

2